UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2026

VIASAT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21767	33-0174996
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6155 El Camino Real

Carlsbad, California 92009

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (760) 476-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on which Registered)
Common Stock, par value $0.0001 per share	VSAT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 21, 2026, Viasat, Inc. (“Viasat”) and ViaSat Technologies Limited, a company organized under the laws of England and a wholly owned subsidiary of Viasat (“VTL”), entered into a Credit Agreement (the “Ex-Im Credit Facility”) by and among VTL, as borrower, Viasat, as guarantor, J.P. Morgan Securities LLC, as Ex-Im Facility Agent, and the Export-Import Bank of the United States (“Ex-Im Bank”). The Ex-Im Credit Facility provides for a $188.7 million direct loan facility, $175.8 million of which can be used to finance up to 85% of the costs of construction, launch and insurance of the ViaSat-3 F1 satellite and related goods and services (including costs incurred on or after May 1, 2018), with the remainder used to finance the total exposure fees incurred under the Ex-Im Credit Facility of up to $12.9 million. Viasat currently expects that the full borrowing availability under the Ex-Im Credit Facility will be drawn in a single disbursement following satisfaction of the conditions to utilization.

Borrowings under the Ex-Im Credit Facility are required to be repaid in 16 approximately equal semi-annual installments, commencing on May 25, 2026, with a final maturity date of November 25, 2033. Borrowings under the Ex-Im Credit Facility will bear interest at a fixed rate equal to Ex-Im Bank’s published Commercial Interest Reference Rate (“CIRR”) as in effect five business days prior to the first disbursement of funds under the Ex-Im Credit Facility. The current CIRR is 4.63% per annum.

The Ex-Im Facility is guaranteed by Viasat and secured by first priority liens on selected assets of VTL (including the ViaSat-2 satellite and certain associated contracts and insurance) and a pledge of the capital stock in VTL held by Viasat.

The Ex-Im Credit Facility contains financial covenants regarding Viasat’s maximum total leverage ratio and minimum interest coverage ratio. In addition, the Ex-Im Credit Facility contains covenants that restrict, among other things, VTL’s and Viasat’s ability to sell assets, make investments and acquisitions, make capital expenditures, grant liens, pay dividends and make certain other restricted payments. The Ex-Im Credit Facility also contains customary events of default. Upon the occurrence and during the continuance of an event of default, Ex-Im Bank may declare all outstanding amounts under the Ex-Im Credit Facility immediately due and payable.

J.P. Morgan Securities LLC and its affiliates have performed, and may in the future perform, for Viasat and its affiliates various commercial banking, investment banking, financial advisory or other services, for which they have received and/or may in the future receive customary compensation and expense reimbursement.

The description of the Ex-Im Credit Facility contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Ex-Im Credit Facility, which is attached hereto as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above is incorporated herein by reference.

Item 8.01. Other Events.

On November 21, 2025, the Company repaid early all of the $300.0 million in principal amount of outstanding borrowings under Inmarsat’s original senior secured term loan facility plus accrued and unpaid interest thereon. Inmarsat’s $1.3 billion senior secured term loan facility entered into in 2024 remains in place.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

10.1	Credit Agreement, dated as of January 21, 2026, by and among ViaSat Technologies Limited, Viasat, Inc., J.P. Morgan Securities LLC (as Ex-Im Facility Agent) and the Export-Import Bank of the United States.

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIASAT, INC.

Date: January 26, 2026	By:	/s/ Brett Church
	Name:	Brett Church
	Title:	Associate General Counsel

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